Exhibit 10.18

September 16, 2011

Dear Manu,

It is with great pleasure that I extend to you this formal invitation to join Angie’s List, Inc. (the “Company”), as Chief Technology Officer on Monday, October 3, 2011. Your employment is contingent upon receipt of proof of eligibility to work in the United States and upon completion of a satisfactory background check. Although we certainly have the best intentions for each of us in this new venture together, we recognize that you retain the option, as does the Company, of terminating the employment relationship at any time, with or without reason or notice. As such, your employment with the Company is at-will, and neither this letter nor any other representations – whether written or oral – constitute and employment agreement for a specific term.

As compensation for your employment with the Company, you will receive the following:

One-Time Signing Bonus

•	A one-time signing bonus of $50,000 will be paid out provided this offer is accepted prior to 11:59 pm, Eastern Standard Time, on Friday, September 16, 2011.

Annual Compensation

•	An annual salary of $300,000.
•	A targeted bonus of $160,000.
¡	You will be eligible to receive your full 2011 targeted bonus payable in January or February of 2012.

Long Term Compensation

•

I am pleased to offer you a stock option grant equal to approximately .9% of the Company’s fully-diluted common stock as of the date hereof, with an exercise price equal to the fair market value of a share of the Company’s common stock, subject to approval by the Board of Directors of Angie’s List. These options equal a strike price to Spring 2011’s price of $68 per share. The stock option grant will be memorialized in a separate stock option agreement, will vest annual over 4 years, will cliff vest on a change of control and will be subject to other terms and conditions contained in the stock option agreement. If granting of these options causes any tax obligations the company will reimburse you for these obligations.

Housing Expenses

•

This offer is contingent provided you agree to relocate to our company headquarters in Indianapolis, IN for the first 9 months of your employment with the Company. The Company will cover housing expenses during this time. In addition, we will provide reimbursement for the cost of one round trip flight per week to/from your home.

Severance Package

•	In the event that the Company decides to sever employment without cause, you will be offered a severance package that includes 12 months base salary and targeted bonus.

Angie’s List Indianapolis

1030 E. Washington Street | Indianapolis, IN 46202 | 317-297-LIST (5478) | Fax: 866-670-5478

AngiesList.com

Offer Letter: Manu Thapar

Change of Control

•

In the event a “Change of Control” occurs during your employment with the Company and your employment is terminated, or your scope of responsibility or duties is reduced or otherwise diminished in any material respect in connection with the Change of Control, or your compensation is reduced by the Company in connection with the Change of Control, you will be entitled to be paid an amount equal to two years of your then base salary upon the occurrence of the Change of Control. For purposes of this offer letter, “Change of Control” means any of the following events: (i) the dissolution, liquidation, or sale of all or substantially all the business, properties, and assets of the Company, (ii) any reorganization, merger, consolidation, sale, or exchange of securities in which the Company does not survive, (iii) any sale, reorganization, merger, consolidation, or exchange of securities in which the company does survive and any of the Company’s shareholders have the opportunity to receive cash, securities or another corporation, partnership, or limited liability company and/or other property in the exchange for their capital stock of the Company, or (iv) upon any acquisition by any person or group of beneficial ownership of more than 50% of the then outstanding shares.

As an employee of the Company, you will have the opportunity to participate in the following company-paid programs (under terms of the applicable Plan documents): group medical, vision, dental, dependent child care flex spending, short-term disability insurance and group term life insurance plans effective the first day of the month following 30 days of full-time employment. As a member of the Executive Team, we will cover 100% of your family’s medical insurance premiums under our base plan. You will also be eligible to participate in the company’s 401(k) program beginning on January 1, 2013. These benefits will be described to you in greater detail after the start of your employment. In addition, you will receive 16 days of paid time off per year. Paid leave includes all vacation days, sick days, personal days, etc.

Thank you very much for your interest. We would really enjoy having you as part of the Angie’s List Team. I am confident that you will make a tremendous contribution to our growing organization, and that you will find working here a rewarding experience.

Sincerely,

/s/ William Oesterle
William Oesterle
CEO

/s/ Manu Thapar	9/16/11
Accepted by Manu Thapar	Date

Angie’s List Indianapolis

1030 E. Washington Street | Indianapolis, IN 46202 | 317-297-LIST (5478) | Fax: 866-670-5478

AngiesList.com